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                     July 13, 2022

       Rongguo Wei
       Chief Financial Officer
       Alset EHome International Inc.
       4800 Montgomery Lane, Suite 210
       Bethesda, MD 20814

                                                        Re: Alset EHome
International Inc.
                                                            Form 10-K for the
year ended December 21, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-39732

       Dear Mr. Wei:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction